Exhibit 10.1
March 22, 2023
Re: Offer Letter
Dear Erica:
On behalf of Upwork Inc. (the “Company”), I am pleased to offer you full-time employment in the position of Chief Financial Officer, reporting to Hayden Brown, President and Chief Executive Officer, with an estimated start date of April 25, 2023 (such actual date, the “Start Date”). Your appointment as Chief Financial Officer is subject to approval by the Board of Directors of the Company (the “Board”) and your commencement of employment. You will initially be working remotely to the extent consistent with the Company’s policies and guidelines as of the Start Date, but will be expected to come into the Company’s principal offices in the San Francisco Bay Area as requested by the Company and will be expected to travel to other locations, as required in connection with the performance of your duties with the Company.
The terms of our offer and the benefits currently provided by the Company are as follows:
1.Position. This is a full-time position. While you render services to the Company, you will not engage in any other employment, consulting or other business activity (whether full-time or part-time) that would create a conflict of interest with the Company. By signing this letter agreement, you confirm to the Company that you have no contractual commitments or other legal obligations that would prohibit or impair you from performing your duties for the Company.
2.Cash Compensation. Your base salary will be $550,000 per year, payable in accordance with the Company’s standard payroll practices. The base salary will be subject to adjustment pursuant to the Company’s employee compensation policies in effect from time to time.
3.Annual Bonus. You will be eligible to participate in the Company’s 2023 performance bonus plan (the “Bonus Plan”), with a target bonus eligibility of not less than 80% of the base salary you are actually paid for service during 2023. Because the bonus is calculated based on actual salary payments, your bonus under the Bonus Plan will be effectively pro-rated to reflect your partial year of service from your Start Date and will be further effectively pro-rated in the event of any leave of absence during the year. Your bonus eligibility is subject to the terms of the Bonus Plan in effect from time to time, which will be provided to you.

4.Equity. The Company will request that the Compensation Committee (the “Committee”) of the Board grant you restricted stock units (the “RSUs”) covering a number of shares of common stock of the Company calculated by dividing (i) $9,000,000 by (ii) the greater of fifteen dollars ($15.00) and the average of the closing sale prices for one share of Company common stock as quoted on Nasdaq Global Market for the 30 calendar days ending on the last day immediately preceding the grant date of the RSUs, rounded down to the nearest whole share. The RSUs will be subject to the terms and conditions of the Company’s 2018 Equity Incentive Plan and a restricted stock unit award agreement to be entered into between you and the Company. We will ask the Committee to grant the RSUs according to the following vesting schedule provided you remain in service on each applicable vesting date: 25% of the total number of RSUs will vest on the one-year anniversary of May 18, 2023 (the “Vesting Commencement Date”) and 6.25% of the total number of RSUs will vest on each quarterly anniversary thereafter, such that the RSUs shall vest in full on the four-year anniversary of the Vesting Commencement Date.
5.Benefits. The Company currently has an unlimited time off policy, and you will be eligible to take time off work with pay in accordance with the Company’s time off policies then in effect. You will also be eligible to participate in benefit plans established by the Company for its employees from time to time.
6.Separation Benefits. You will be eligible to receive certain change in control and severance payments and benefits under a Change in Control and Severance Agreement between you and the Company in substantially the form attached to this offer letter as Exhibit A (the “CIC Severance Agreement”).

7.At-Will Employment. Employment with the Company is for no specific period of time. Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause. Any contrary representations, whether written or oral, that may have been made to you are superseded by this letter agreement. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation, and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and the Company’s Chief Executive Officer.
8.Confidentiality and Intellectual Property; Arbitration. As an employee of the Company, you will have access to certain confidential information of the Company and you may, during the course of your employment, develop certain information or inventions that will be the property of the Company. To protect the interests of the Company, as a condition of your employment, you are required to sign the Company’s “Employee Invention Assignment and Confidentiality Agreement”, which is incorporated herein by reference, on or before your Start Date. In addition, as a condition of employment you are required to sign the Company’s Dispute Resolution Agreement, which is incorporated herein by reference, on or before your Start Date. In the Dispute Resolution Agreement, you and the Company agree to resolve disputes in binding arbitration. Copies of these agreements are attached hereto as Exhibits B and C.
9.Former Employer or Third-Party Information. You will not, at any time during your employment with the Company, improperly use, retain or disclose any confidential or proprietary material of any former employer or other third party, whether or not it was created by you, or violate any other obligations, including non-compete provisions, you may have to any former employer or other third party. You will disclose to the Company in writing any other gainful employment, business or activity that you are currently associated with or participate in that competes with the Company.
10.Tax Matters.
a.Withholding. All forms of compensation referred to in this letter agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law.
b.Tax Advice; No Reliance. You are encouraged to obtain your own tax advice regarding your compensation from the Company. You agree that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against the Company or the Board related to tax liabilities arising from your compensation.
11.Entire Agreement. Except to the extent otherwise explicitly provided herein, this letter agreement, and the agreements incorporated herein by reference, supersede and replace any prior agreements, representations or understandings (whether written, oral, implied or otherwise) between you and the Company, and constitute the complete agreement between you and the Company regarding the subject matter set forth herein. This letter agreement may not be amended or modified, except by an express written agreement signed by both you and the Chief Executive Officer.
12.Equal Employment Opportunity. The Company is an equal opportunity employer and conducts its employment practices based on business needs and in a manner that treats employees and applicants on the basis of merit and experience. The Company prohibits unlawful discrimination on the basis of race, color, religion, sex, pregnancy, national origin, citizenship, ancestry, age, physical or mental disability, veteran status, marital status, domestic partner status, sexual orientation, or any other consideration made unlawful by federal, state or local laws.
13.General Obligations. As an employee, you will be expected to adhere to the Company’s standards of professionalism, loyalty, integrity, honesty, reliability, and respect for all. You will also be expected to continue to comply with the Company’s policies and procedures.

(Signature Page Follows)
2

If you decide to accept this offer, and I hope you will, please sign the enclosed copy of this letter in the space indicated and return it to me. Your signature will acknowledge that you have read and understood and agreed to the terms and conditions of this offer letter.

Sincerely,

Upwork Inc.

By:_/s/ Hayden Brown_________
Hayden Brown
President and Chief Executive Officer

READ, UNDERSTOOD AND AGREED

/s/ Erica Gessert_________________    Date: 3/22/2023____________
Erica Gessert
[Signature Page to Offer Letter]

EXHIBIT A
CHANGE IN CONTROL AND SEVERANCE AGREEMENT

CHANGE IN CONTROL AND SEVERANCE AGREEMENT
This Change in Control and Severance Agreement (the “Agreement”) is entered into by and between Erica Gessert (the “Executive”) and Upwork Inc., a Delaware corporation (the “Company”), on [ ], 2023 (the “Effective Date”).
1.    Term of Agreement.
Except to the extent renewed as set forth in this Section 1, this Agreement shall terminate the earlier of the third (3rd) anniversary of the Effective Date (the “Expiration Date”) or the date the Executive’s employment with the Company terminates for a reason other than a Qualifying Termination or CIC Qualifying Termination; provided however, if a definitive agreement relating to a Change in Control has been signed by the Company on or before the Expiration Date, then this Agreement shall remain in effect through the earlier of:
(a)    The date the Executive’s employment with the Company terminates for a reason other than a Qualifying Termination or CIC Qualifying Termination, or
(b)    The date the Company has met all of its obligations under this Agreement following a termination of the Executive’s employment with the Company due to a Qualifying Termination or CIC Qualifying Termination.
This Agreement shall renew automatically and continue in effect for three (3) year periods measured from the initial Expiration Date and each subsequent Expiration Date, unless the Company provides Executive notice of non-renewal at least three (3) months prior to the date on which this Agreement would otherwise renew. For the avoidance of doubt, and notwithstanding anything to the contrary in Section 2 or 3 below, the Company’s non-renewal of this Agreement shall not constitute a Qualifying Termination or CIC Qualifying Termination, as applicable.
2.    Qualifying Termination. If the Executive is subject to a Qualifying Termination, then, subject to Sections 4, 9, and 10 below, Executive will be entitled to the following benefits:
(a)    Severance Benefits. The Company shall pay the Executive twelve (12) months’ worth of his or her monthly base salary at the rate in effect at the time of the Separation. The Executive will receive his or her severance payment in a cash lump-sum in accordance with the Company’s standard payroll procedures, which payment will be made no later than the first regular payroll date occurring after the sixtieth (60th) day following the Separation.
(b)    Continued Employee Benefits. If Executive timely elects continued coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), the Company shall pay the full amount of Executive’s COBRA premiums on behalf of the Executive for the Executive’s continued coverage under the Company’s health, dental and vision plans, including coverage for the Executive’s eligible dependents, for the same period that the Executive is paid severance benefits pursuant to Section 2(a) following the Executive’s Separation or, if earlier, until Executive is eligible to be covered under another substantially equivalent medical insurance plan by a subsequent employer.
3.    CIC Qualifying Termination. If the Executive is subject to a CIC Qualifying Termination, then, subject to Sections 4, 9, and 10 below, Executive will be entitled to the following benefits:
(a)    Severance Payments. The Company or its successor shall pay the Executive (i) twelve (12) months’ worth of his or her monthly base salary at the rates in effect at the time of the Separation and (ii) the prorated portion of his or her then-current target bonus opportunity for the portion of the current year that Executive served prior to the Separation (calculated based on the number of full months to date in the bonus year multiplied by 1/12 of the annual target bonus opportunity) at the rate in effect at the time of the Separation. Such payment shall be paid in a cash lump sum payment in accordance with the

Company’s standard payroll procedures, which payment will be made no later than the first regular payroll date occurring after the sixtieth (60th) day following the Separation.
(b)    Continued Employee Benefits. Continuation of COBRA on the same terms as set forth in Section 2(b) above for the same period that the Executive is paid severance benefits pursuant to Section 3(a)(i) following the Executive’s Separation or, if earlier, until Executive is eligible to be covered under another substantially equivalent medical insurance plan by a subsequent employer.
(c)    Equity. Each of Executive’s then outstanding Equity Awards shall accelerate and become vested and exercisable as to 100% of the shares subject to the Equity Award. Subject to satisfaction of the Release Conditions, the accelerated vesting described in this Section 3(c) shall be effective as of the Separation.
4.    General Release. Any other provision of this Agreement notwithstanding, Executive is only eligible for the benefits under Section 2 and 3 if the Executive (i) has executed a general release of all known and unknown claims that he or she may then have against the Company or persons affiliated with the Company and such release has become effective and (ii) has agreed not to prosecute any legal action or other proceeding based upon any of such claims. The release must be in the form prescribed by the Company, without alterations (this document effecting the foregoing, the “Release”). The Company will deliver the form of Release to the Executive within ten (10) days after the Executive’s Separation. The Executive must execute and return the Release within the time period specified in the form.
5.    Accrued Compensation and Benefits. Notwithstanding anything to the contrary in Section 2 and Section 3 above, in connection with any termination of employment (whether or not a Qualifying Termination or CIC Qualifying Termination), the Company shall pay Executive’s earned but unpaid base salary and other vested but unpaid cash entitlements for the period through and including the termination of employment, including unused earned vacation pay, if applicable, and unreimbursed documented business expenses incurred by Executive through and including the date of termination (collectively “Accrued Compensation and Expenses”), as required by law and the applicable Company plan or policy. In addition, Executive shall be entitled to any other vested benefits earned by Executive for the period through and including the termination date of Executive’s employment under any other employee benefit plans and arrangements maintained by the Company, in accordance with the terms of such plans and arrangements, except as modified herein (collectively “Accrued Benefits”). Any Accrued Compensation and Expenses to which the Executive is entitled shall be paid to the Executive in cash as soon as administratively practicable after the termination and, in any event, no later than two and one-half (2-1/2) months after the end of the taxable year of the Executive in which the termination occurs or at such earlier time as may be required by Section 10 below or to such lesser extent as may be mandated by Section 9 below. Any Accrued Benefits to which the Executive is entitled shall be paid to the Executive as provided in the relevant plans and arrangements.
6.    Covenants.
(a)    Invention Assignment and Confidentiality Agreement. The Executive agrees and acknowledges that the Executive is bound by the Employee Invention Assignment and Confidentiality Agreement entered into by and between the Executive and the Company (the “Confidentiality Agreement”), including but not limited to the Executive’s confidentiality, non-competition and non-solicitation obligations thereunder.
(b)    Non-Disparagement. The Executive further agrees that, during the twenty-four (24) month period following his or her Separation, he or she shall not in any way or by any means disparage the Company, the members of the Board or the Company’s officers and employees. Notwithstanding the foregoing, the Executive is not prohibited from cooperating with a government agency or testifying truthfully in any government inquiry or other proceeding or in which Executive is required to testify pursuant to subpoena or other valid legal process.
7.    Definitions.
(a)    “Board” means the Company’s board of directors.
(b)    “Cause” means the Executive’s (i) unauthorized use or disclosure of the Company’s confidential information or trade secrets, which use or disclosure causes or is reasonably likely to cause material harm to the Company, (ii) material failure to comply with the Company’s written policies or rules, (iii) conviction of, or plea of “guilty” or “no contest” to, a felony under the laws of the United States or any state, (iv) gross negligence or willful misconduct, (v) continuing failure to perform assigned duties after receiving written notification of the failure from the Chief Executive Officer or Board, or (vi) failure to cooperate in good faith with a governmental or internal investigation of the Company or its directors, officers or employees, if the Company has requested the Executive’s cooperation. The determination as to whether the Executive has been terminated for Cause shall be made in good faith by the Company and shall be final and binding on the Executive.  The term “Company” will be interpreted to include any subsidiary or parent of the Company, as appropriate.
(c)    “Code” means the Internal Revenue Code of 1986, as amended.
(d)    “Change in Control” means the occurrence of any of the following events, provided that the transaction (including any series of transactions) also qualifies as a change in control event under U.S. Treasury Regulation 1.409A-3(i)(5):
(i) any “Person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the total voting power represented by the Company’s then-outstanding voting securities; provided, however, that for purposes of this subclause (i) the acquisition of additional securities by any one Person who is considered to own more than fifty percent (50%) of the total voting power of the securities of the Company will not be considered a Change in Control;
(ii) the consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets;
(iii) the consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation;
(iv) any other transaction which qualifies as a “corporate transaction” under Section 424(a) of the Code wherein the stockholders of the Company give up all of their equity interest in the Company (except for the acquisition, sale or transfer of all or substantially all of the outstanding shares of the capital stock of the Company); or
(v) a change in the effective control of the Company that occurs on the date that a majority of members of the Board is replaced during any twelve (12) month period by members of the Board whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election. For purpose of this subclause (v), if any Person is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same Person will not be considered a Change in Control.

For purposes of this definition, Persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company.
(e)    “CIC Qualifying Termination” means a Separation (A) within twelve (12) months following a Change in Control or (B) within three (3) months preceding a Change in Control (but as to part (B), only if the Separation occurs after a Potential Change in Control) resulting, in either case (A) or (B), from (i) the Company terminating the Executive’s employment for any reason other than Cause or (ii) the Executive resigning his or her employment for Good Reason. A termination or resignation due to the Executive’s death or disability shall not constitute a CIC Qualifying Termination. A “Potential Change in Control” means the date of execution of a legally binding and definitive agreement for a corporate transaction which, if consummated, would constitute the applicable Change in Control (which for the avoidance of doubt, would include, for example, a merger agreement, but not a term sheet for a merger agreement). In the case of a termination following a Potential Change in Control and before a Change in Control, solely for purposes of benefits under this Agreement, the date of Separation will be deemed the date the Change in Control is consummated.
(f)    “Equity Awards” means any and all options to purchase shares of Company common stock as well as any and all other stock-based awards granted to the Executive, including but not limited to stock bonus awards, restricted stock, restricted stock units or stock appreciation rights; provided, however, that “Equity Awards” expressly excludes any and all Performance Awards.
(g)    “Good Reason” means, without the Executive’s consent, (i) a material reduction in duties, responsibilities or authority, (ii) a material reduction in Executive’s annual base salary or annual target bonus, or (iii) a requirement that Executive relocate Executive’s principal place of work to a location that increases Executive’s one-way commute by more than thirty-five (35) miles from Executive’s then-current work location. For the purpose of clause (i), solely in connection with a Change in Control, a change in responsibility shall not be deemed to occur (A) solely because Executive is part of a larger organization or (B) solely because of a change in title. For the Executive to receive the benefits under this Agreement as a result of a voluntary resignation under this subsection (g), all of the following requirements must be satisfied: (1) the Executive must provide notice to the Company of his or her intent to assert Good Reason within sixty (60) days of the initial existence of one or more of the conditions set forth in subclauses (i) through (iii); (2) the Company will have thirty (30) days (the “Company Cure Period”) from the date of such notice to remedy the condition and, if it does so, the Executive may withdraw his or her resignation or may resign with no benefits under this Agreement; and (3) any termination of employment under this provision must occur within ten (10) days of the earlier of expiration of the Company Cure Period or written notice from the Company that it will not undertake to cure the condition set forth in subclauses (i) through (iii). Should the Company remedy the condition as set forth above and then one or more of the conditions arises again, the Executive may assert Good Reason again subject to all of the conditions set forth herein.
(h)    “Performance Awards” means any and all stock-based awards that vest, in whole or in part, upon satisfaction of performance criteria.
(i)    “Release Conditions” mean the following conditions occurring within sixty (60) days following the Separation: (i) the Company has received the Executive’s executed Release and (ii) any rescission period applicable to the Executive’s executed Release has expired without Executive rescinding the Release.
(j)    “Qualifying Termination” means a Separation that is not a CIC Qualifying Termination, but which results from the Company terminating the Executive’s employment for any reason other than

Cause. A termination or resignation due to the Executive’s death or disability shall not constitute a Qualifying Termination.
(k)    “Separation” means a “separation from service,” as defined in the regulations under Section 409A of the Code.
8.    Successors.
(a)    Company’s Successors. The Company shall require any successor (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets, by an agreement in substance and form satisfactory to the Executive, to assume this Agreement and to agree expressly to perform this Agreement in the same manner and to the same extent as the Company would be required to perform it in the absence of a succession. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets or which becomes bound by this Agreement by operation of law.
(b)    Executive’s Successors. This Agreement and all rights of the Executive hereunder shall inure to the benefit of, and be enforceable by, the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.
9.    Golden Parachute Taxes.
(a)    Best After-Tax Result. In the event that any payment or benefit received or to be received by Executive pursuant to this Agreement or otherwise (“Payments”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code and (ii) but for this subsection (a), be subject to the excise tax imposed by Section 4999 of the Code, any successor provisions, or any comparable federal, state, local or foreign excise tax (“Excise Tax”), then, subject to the provisions of Section 10, such Payments shall be either (A) provided in full pursuant to the terms of this Agreement or any other applicable agreement, or (B) provided as to such lesser extent which would result in the Payments being $1.00 less than the amount at which any portion of the Payments would be subject to the Excise Tax (“Reduced Amount”), whichever of the foregoing amounts, taking into account the applicable federal, state, local and foreign income, employment and other taxes and the Excise Tax (including, without limitation, any interest or penalties on such taxes), results in the receipt by Executive, on an after-tax basis, of the greatest amount of payments and benefits provided for hereunder or otherwise, notwithstanding that all or some portion of such Payments may be subject to the Excise Tax. Unless the Company and Executive otherwise agree in writing, any determination required under this Section shall be made by independent tax counsel designated by the Company and reasonably acceptable to Executive (“Independent Tax Counsel”), whose determination shall be conclusive and binding upon Executive and the Company for all purposes. For purposes of making the calculations required under this Section, Independent Tax Counsel may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code; provided that Independent Tax Counsel shall assume that Executive pays all taxes at the highest marginal rate. The Company and Executive shall furnish to Independent Tax Counsel such information and documents as Independent Tax Counsel may reasonably request in order to make a determination under this Section. The Company shall bear all costs that Independent Tax Counsel may reasonably incur in connection with any calculations contemplated by this Section. In the event that Section 9(a)(ii)(B) above applies, then based on the information provided to Executive and the Company by Independent Tax Counsel, Executive may, in Executive’s sole discretion and within thirty (30) days of the date on which Executive is provided with the information prepared by Independent Tax Counsel, determine which and how much of the Payments (including the accelerated vesting of equity compensation awards) to be otherwise received by Executive shall be eliminated or reduced (as long as after such determination the value (as calculated by Independent Tax Counsel in accordance with the provisions of Sections 280G and 4999 of the Code) of the amounts payable or distributable to Executive equals the Reduced Amount). If the Internal Revenue Service (the “IRS”) determines that any Payment is subject to the Excise Tax, then Section 9(b) hereof shall apply, and the enforcement of Section 9(b) shall be the exclusive remedy to the Company.
(b)    Adjustments. If, notwithstanding any reduction described in Section 9(a) hereof (or in the absence of any such reduction), the IRS determines that Executive is liable for the Excise Tax as a result of the receipt of one or more Payments, then Executive shall be obligated to surrender or pay back to the Company, within one-hundred twenty (120) days after a final IRS determination, an amount of such payments or benefits equal to the “Repayment Amount.” The Repayment Amount with respect to such Payments shall be the smallest such amount, if any, as shall be required to be surrendered or paid to the Company so that Executive’s net proceeds with respect to such Payments (after taking into account the payment of the Excise Tax imposed on such Payments) shall be maximized. Notwithstanding the foregoing, the Repayment Amount with respect to such Payments shall be zero (0) if a Repayment Amount of more than zero (0) would not eliminate the Excise Tax imposed on such Payments or if a Repayment Amount of more than zero would not maximize the net amount received by Executive from the Payments. If the Excise Tax is not eliminated pursuant to this Section 9(b), Executive shall pay the Excise Tax.
10.    Miscellaneous Provisions.
(a)    Section 409A. To the extent (i) any payments to which Executive becomes entitled under this Agreement, or any agreement or plan referenced herein, in connection with Executive’s termination of employment with the Company constitute deferred compensation subject to Section 409A of the Code and (ii) Executive is deemed at the time of such termination of employment to be a “specified” employee under Section 409A of the Code, then such payment or payments shall not be made or commence until the earlier of (i) the expiration of the six (6)-month period measured from the Executive’s Separation; or (ii) the date of Executive’s death following such Separation; provided, however, that such deferral shall only be effected to the extent required to avoid adverse tax treatment to Executive, including (without limitation) the additional twenty percent (20%) tax for which Executive would otherwise be liable under Section 409A(a)(1)(B) of the Code in the absence of such deferral. Upon the expiration of the applicable deferral period, any payments which would have otherwise been made during that period (whether in a single sum or in installments) in the absence of this paragraph shall be paid to Executive or Executive’s beneficiary in one lump sum (without interest). Except as otherwise expressly provided herein, to the extent any expense reimbursement or the provision of any in-kind benefit under this Agreement (or otherwise referenced herein) is determined to be subject to (and not exempt from) Section 409A of the Code, the amount of any such expenses eligible for reimbursement, or the provision of any in-kind benefit, in one calendar year shall not affect the expenses eligible for reimbursement or in kind benefits to be provided in any other calendar year, in no event shall any expenses be reimbursed after the last day of the calendar year following the calendar year in which Executive incurred such expenses, and in no event shall any right to reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit. To the extent that any provision of this Agreement is ambiguous as to its exemption or compliance with Section 409A, the provision will be read in such a manner so that all payments hereunder are exempt from Section 409A to the maximum permissible extent, and for any payments where such construction is not tenable, that those payments comply with Section 409A to the maximum permissible extent. To the extent any payment under this Agreement may be classified as a “short-term deferral” within the meaning of Section 409A, such payment shall be deemed a short-term deferral, even if it may also qualify for an exemption from Section 409A under another provision of Section 409A. Payments pursuant to this Agreement (or referenced in this Agreement) are intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the regulations under Section 409A.
(b)    Other Arrangements. This Agreement supersedes any and all cash severance arrangements and vesting acceleration arrangements under any agreement governing Equity Awards,

severance and salary continuation arrangements, programs and plans which were previously offered by the Company to the Executive, including change in control severance arrangements and vesting acceleration arrangements pursuant to an agreement governing Equity Awards and Executive hereby waives Executive’s rights to such other benefits; provided that, for clarity, this Agreement shall not supersede, and Executive does not hereby waive his or her rights to, the acceleration of vesting arrangements that may be applicable to any Performance Awards. In no event shall any individual receive cash severance benefits under both this Agreement and any other severance pay or salary continuation program, plan or other arrangement with the Company or its subsidiaries. For the avoidance of doubt, in no event shall Executive receive payment under both Section 2 and Section 3 with respect to Executive’s Separation.
(c)    Dispute Resolution. To ensure rapid and economical resolution of any and all disputes that might arise in connection with this Agreement, Executive and the Company agree that any and all disputes, claims, and causes of action, in law or equity, arising from or relating to this Agreement or its enforcement, performance, breach, or interpretation, will be resolved solely and exclusively by final, binding, and confidential arbitration, by a single arbitrator, in Santa Clara County, and conducted by Judicial Arbitration & Mediation Services, Inc. (“JAMS”) under its then-existing employment rules and procedures. Notwithstanding the foregoing agreement to resolve disputes in arbitration either party may obtain injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Each party shall be responsible for the payment of its own attorneys’ fees.
(d)    Notice. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid or deposited with Federal Express Corporation, with shipping charges prepaid. In the case of the Executive, mailed notices shall be addressed to him or her at the home address which he or she most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.
(e)    Waiver. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Executive and by the Chief Executive Officer of the Company. No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.
(f)    Withholding Taxes. All payments made under this Agreement shall be subject to reduction to reflect taxes or other charges required to be withheld by law.
(g)    Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.
(h)    No Retention Rights. Nothing in this Agreement shall confer upon the Executive any right to continue in service for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Company or any subsidiary or parent of the Company or of the Executive, which rights are hereby expressly reserved by each, to terminate his service at any time and for any reason, with or without Cause.
(i)    Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California (other than its choice-of-law provisions).
[Signature Page Follows]

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.

EXECUTIVE	UPWORK INC.

Erica Gessert	By:	Hayden Brown
	Title:	President and Chief Executive Officer

EXHIBIT B

EMPLOYEE INVENTION ASSIGNMENT AND
CONFIDENTIALITY AGREEMENT

EMPLOYEE INVENTION ASSIGNMENT AND
CONFIDENTIALITY AGREEMENT
In consideration of, and as a condition of my employment with Upwork Inc., a Delaware corporation with its principal offices in the State of California (the “Company”), in addition to the Company’s agreement to grant me access to the Company’s confidential and proprietary information, including confidential and proprietary information about the Company’s customers, customer relationships and for other good and valuable consideration from the Company, including, without limitation and as applicable, training, development, compensation, benefits, bonus payments, the receipt and sufficiency of which I acknowledge, I, as the “Employee” signing this Employee Invention Assignment and Confidentiality Agreement (this “Agreement”), hereby represent to the Company, and the Company and I hereby agree as follows:
1.Purpose of Agreement. I understand that the Company is engaged in a continuous program of research, development, production and/or marketing in connection with its current and projected business and that it is critical for the Company to preserve and protect its proprietary information and its rights in certain inventions and works and in related intellectual property rights. Accordingly, I am entering into this Agreement, whether or not I am expected to create inventions or other works of value for the Company. As used in this Agreement, “Inventions” means inventions, improvements, designs, original works of authorship, formulas, processes, compositions of matter, computer software programs, databases, mask works, confidential information and trade secrets.
2.Disclosure of Inventions. I will promptly disclose in confidence to the Company, or to any person designated by it, all Inventions that I make, create, conceive or first reduce to practice, either alone or jointly with others, during the period of my employment, whether or not in the course of my employment, and whether or not patentable, copyrightable or protectable as trade secrets.
3.Work for Hire; Assigned Inventions. I acknowledge and agree that any copyrightable works prepared by me within the scope of my employment are “works made for hire” under the Copyright Act and that the Company will be considered the author and owner of such copyrightable works. I agree that all Inventions that I make, create, conceive or first reduce to practice during the period of my employment, whether or not in the course of my employment, and whether or not patentable, copyrightable or protectable as trade secrets, and that (i) are developed using equipment, supplies, facilities or trade secrets of the Company; (ii) result from work performed by me for the Company; or (iii) relate to the Company’s business or actual or demonstrably anticipated research or development (the “Assigned Inventions”), will be the sole and exclusive property of the Company.
4.Excluded Inventions and Other Inventions. Attached hereto as Exhibit A is a list describing all existing Inventions, if any, that may relate to the Company’s business or actual or demonstrably anticipated research or development and that were made by me or acquired by me prior to the Effective Date (as defined in Section 26, below), and which are not to be assigned to the

Company (“Excluded Inventions”). If no such list is attached, I represent and agree that it is because I have no rights in any existing Inventions that may relate to the Company’s business or actual or demonstrably anticipated research or development. For purposes of this Agreement, “Other Inventions” means Inventions in which I have or may have an interest, as of the Effective Date or thereafter, other than Assigned Inventions and Excluded Inventions. I acknowledge and agree that if, in the scope of my employment, I use any Excluded Inventions or any Other Inventions, or if I include any Excluded Inventions or Other Inventions in any product or service of the Company or if my rights in any Excluded Inventions or Other Inventions may block or interfere with, or may otherwise be required for, the exercise by the Company of any rights assigned to the Company under this Agreement, I will immediately so notify the Company in writing. Unless the Company and I agree otherwise in writing as to particular Excluded Inventions or Other Inventions, I hereby grant to the Company, in such circumstances (whether or not I give the Company notice as required above), a perpetual, irrevocable, nonexclusive, transferable, world-wide, royalty-free license to use, disclose, make, sell, offer for sale, import, copy, distribute, modify and create works based on, perform, and display such Excluded Inventions and Other Inventions, and to sublicense third parties in one or more tiers of sublicensees with the same rights.
5.Exception to Assignment. I understand that the Assigned Inventions will not include, and the provisions of this Agreement requiring assignment of inventions to the Company do not apply to, any invention that qualifies fully for exclusion under the provisions of Section 2870 of the California Labor Code, which are attached hereto as Exhibit B, or to any invention that qualifies fully for exclusion under any other state law, as may be applicable, limiting the scope of inventions that may be lawfully assigned by an employee to an employer.
6.Assignment of Rights. I agree to assign, and do hereby irrevocably transfer and assign, to the Company: (i) all of my rights, title and interests in and with respect to any Assigned Inventions; (ii) all patents, patent applications, copyrights, mask works, rights in databases, trade secrets, and other intellectual property rights, worldwide, in any Assigned Inventions, along with any registrations of or applications to register such rights; and (iii) to the extent assignable, any and all Moral Rights (as defined below) that I may have in or with respect to any Assigned Inventions. I also hereby forever waive and agree never to assert any Moral Rights I may have in or with respect to any Assigned Inventions and any Excluded Inventions or Other Inventions licensed to the Company under Section 4, even after termination of my employment with the Company. “Moral Rights” means any rights to claim authorship of a work, to object to or prevent the modification or destruction of a work, to withdraw from circulation or control the publication or distribution of a work, and any similar right, regardless of whether or not such right is denominated or generally referred to as a “moral right.”
7.Assistance. I will assist the Company in every proper way to obtain and enforce for the Company all patents, copyrights, mask work rights, trade secret rights and other legal protections for the Assigned Inventions, worldwide. I will execute and deliver any documents that the Company may reasonably request from me in connection with providing such assistance. My obligations under this section will continue beyond the termination of my employment with the Company; provided that the Company agrees to compensate me at a reasonable rate after such termination for time and expenses actually spent by me at the

Company’s request in providing such assistance. I hereby appoint the Secretary of the Company as my attorney-in-fact to execute documents on my behalf for this purpose. I agree that this appointment is coupled with an interest and will not be revocable.
8.Proprietary Information. I understand that my employment by the Company creates a relationship of confidence and trust with respect to any information or materials of a confidential or secret nature that may be made, created or discovered by me or that may be disclosed to me by the Company or a third party in relation to the business of the Company or to the business of any parent, subsidiary, affiliate, customer or supplier of the Company, or any other party with whom the Company agrees to hold such information or materials in confidence (the “Proprietary Information”). Without limitation as to the forms that Proprietary Information may take, I acknowledge that Proprietary Information may be contained in tangible material such as writings, drawings, samples, electronic media, or computer programs, or may be in the nature of unwritten knowledge or know-how. Proprietary Information includes, but is not limited to, Assigned Inventions, marketing plans, product plans, designs, data, prototypes, specimens, test protocols, laboratory notebooks, business strategies, financial information, forecasts, personnel information provided to me so that I may carry out my duties, contract information, customer and supplier lists, and the non-public names and addresses of the Company’s customers and suppliers, their buying and selling habits and special needs.
9.Confidentiality. At all times, both during my employment and after its termination, I will keep and hold all Proprietary Information in strict confidence and trust. I will not use or disclose any Proprietary Information without the prior written consent of the Company in each instance, except as may be necessary to perform my duties as an employee of the Company for the benefit of the Company. If required by applicable law, the restrictions in the preceding sentences in this Paragraph 9 will only apply during my employment and for three (3) years after the end of my employment, where information that does not qualify as a trade secret is concerned; however, if the Proprietary Information constitutes trade secrets protected by state and/or federal law, the restrictions in this Paragraph 9 will continue to apply for as long as the information at issue remains qualified as a trade secret. Upon request by the Company or termination of my employment with the Company, I will promptly deliver to the Company all documents and materials of any nature pertaining to my work with the Company, and I will not take with me or retain in any form any documents or materials or copies containing any Proprietary Information.
10.Physical Property. All documents, supplies, equipment and other physical property furnished to me by the Company or produced by me or others in connection with my employment will be and remain the sole property of the Company. I will return to the Company all such items when requested by the Company, excepting only my personal copies of records relating to my employment or compensation and any personal property I bring with me to the Company and designate as such. Even if the Company does not so request, I will return all Company property in the Company-provided box within eight (8) business days from my last working day. If the box delivery is delayed and arrives after my last working day, I will return the Company property within eight (8) business days of delivery of the box. Upon termination of my employment, I will not take with me or retain any such items.

11.Agreement Limitations and Immunity for Certain Disclosures. The purpose of this Agreement is to protect the Company from harm through misappropriation of its trade secrets, proprietary information and materials, and other forms of unfair competition. I understand that nothing in this Agreement prohibits me from communicating with any governmental authority or reporting an event that I reasonably and in good faith believe is a violation of law to the relevant law-enforcement agency (such as the Securities and Exchange Commission), requires notice to or approval before doing so, or prohibits me from cooperating in an investigation conducted by such a governmental agency. I also understand that a disclosure of Proprietary Information will be immune from prosecution or civil action under the Defend Trade Secrets Act, 18 U.S.C. section 1833 (the DTSA”), if it: (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, under the DTSA, if I file a lawsuit for retaliation by Company for reporting a suspected violation of law, I may disclose the Proprietary Information to my attorney and use the Proprietary Information in the court proceeding, if I (A) file any document containing the Proprietary Information under seal; and (B) do not disclose the Proprietary Information, except pursuant to court order.
12.No Breach of Prior Agreements. I represent that my performance of all the terms of this Agreement and my duties as an employee of the Company will not breach any invention assignment, proprietary information, confidentiality, enforceable non-competition, or other agreement with any former employer or other party. I represent that I will not bring with me to the Company or use in the performance of my duties for the Company any documents or materials or intangibles of my own or of a former employer or third party that are not generally available for use by the public or have not been legally transferred to the Company.
13.“At Will” Employment. I understand that this Agreement does not constitute a contract of employment or obligate the Company to employ me for any stated period of time. Unless I am employed by the Company in Montana, I understand that I am an “at will” employee of the Company and that my employment can be terminated at any time, with or without notice and with or without cause, for any reason or for no reason, by either the Company or by me. I acknowledge that any statements or representations to the contrary are ineffective, unless put into a writing signed by the Company. I further acknowledge that my participation in any stock option or benefit program is not to be construed as any assurance of continuing employment for any particular period of time.
14.Company Opportunities; Duty Not to Compete. During the period of my employment, I will at all times devote my best efforts to the interests of the Company, and I will not, without the prior written consent of the Company, engage in, or encourage or assist others to engage in, any other employment or activity that: (i) would divert from the Company any business opportunity in which the Company can reasonably be expected to have an interest; (ii) would directly compete with, or involve preparation to compete with, the current or future business of the Company; or (iii) would otherwise conflict with the Company’s interests or could cause a disruption of its operations or prospects.

15.Non-Solicitation of Employees/Consultants, Clients, or Customers. During my employment with the Company and for a one (1) year period thereafter, I will not directly or indirectly solicit away covered employees, consultants, clients, or customers of the Company for my own benefit or for the benefit of any other person or entity, nor will I encourage or assist others to do so. A “covered employee” is any individual who is an employee of the Company that I worked with or was provided confidential information about during the Look Back Period. A “Covered Customer or Client” is an established Company customer or client (person or entity) that I, or a person acting under my supervision, had material business-related contact or dealings with on behalf of the Company or had Proprietary Information about in the Look Back Period. A customer or client will be presumed to be “established” where actual sales and/or services have occurred or been performed in the preceding two years, or where there is an active proposal for sales or services pending as of the date my employment with the Company ends, or I received commissions, bonuses, or other beneficial credit or attribution for business done with the customer or client, or if I participated in or supervised communications with the customer or client that were intended to result in, maintain, increase, facilitate or otherwise aid in the sale or provision of products or services sold by the Company. The “Look Back Period” means: (a) during employment, the two year period preceding the date at issue; and (b) after employment ends, the last two years of my employment with the Company.
16.Use of Name & Likeness. I hereby authorize the Company to use, reuse, and to grant others the right to use and reuse, my name, photograph, likeness (including caricature), voice, and biographical information, and any reproduction or simulation thereof, in any form of media or technology now known or hereafter developed, both during and after my employment, for any purposes related to the Company’s business, such as marketing, advertising, credits, and presentations.
17.Notification. I hereby authorize the Company, during and after the termination of my employment with the Company, to notify third parties, including, but not limited to, actual or potential customers or employers, of the terms of this Agreement and my responsibilities hereunder.
18.Injunctive Relief. The parties mutually agree that a breach or threatened breach of this Agreement may cause the other party harm, and that both parties are therefore entitled to injunctive relief to enforce this Agreement.
19.Governing Law; Severability. This Agreement is intended to supplement, and not to supersede, any rights the Company may have in law or equity with respect to the duties of its employees and the protection of its trade secrets. This Agreement will be governed by and construed in accordance with the laws of the State of California without giving effect to any principles of conflict of laws that would lead to the application of the laws of another jurisdiction. If any provision of this Agreement is invalid, illegal or unenforceable in any respect, such provision will be enforced to the maximum extent possible, given the fundamental intentions of the parties when entering into this Agreement. To the extent such provision cannot be so enforced, it will be stricken from this Agreement and the remainder of this Agreement will be enforced as if such invalid, illegal or unenforceable provision had never been contained in this Agreement.

20.Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered will be deemed an original, and all of which together will constitute one and the same agreement.
21.Entire Agreement. This Agreement and the documents referred to herein (including the state-specific modifications in Exhibit C) constitute the entire agreement and understanding of the parties with respect to the subject matter of this Agreement, and supersede all prior understandings and agreements, whether oral or written, between the parties hereto with respect to such subject matter.
22.Amendment and Waiver. This Agreement may be amended only by a written agreement executed by each of the parties to this Agreement. No amendment or waiver of, or modification of any obligation under, this Agreement will be enforceable unless specifically set forth in a writing signed by the party against which enforcement is sought. A waiver by either party of any of the terms and conditions of this Agreement in any instance will not be deemed or construed to be a waiver of such term or condition with respect to any other instance, whether prior, concurrent or subsequent.
23.Successors and Assigns; Assignment. Except as otherwise provided in this Agreement, this Agreement, and the rights and obligations of the parties hereunder, will bind and benefit the parties and their respective successors, assigns, heirs, executors, administrators, and legal representatives. The Company may assign any of its rights and obligations under this Agreement. I understand that I will not be entitled to assign or delegate this Agreement or any of my rights or obligations hereunder, whether voluntarily or by operation of law, except with the prior written consent of the Company.
24.Further Assurances. The parties will execute such further documents and instruments and take such further actions as may be reasonably necessary to carry out the purposes and intent of this Agreement. Upon termination of my employment with the Company, I will execute and deliver a document or documents in a form reasonably requested by the Company confirming my agreement to comply with the post-employment obligations contained in this Agreement.
25.Acknowledgement. I certify and acknowledge that I have carefully read all of the provisions of this Agreement and that I understand and will fully and faithfully comply with this Agreement.

26.Effective Date of Agreement. This Agreement is and will be effective on and after the first day of my employment by the Company (the “Effective Date”).

UPWORK INC.:	Employee:
By: Signature	Signature
Name: Gil Lawson Title: VP of Talent Access	Name (Please Print):

Exhibit A

LIST OF EXCLUDED INVENTIONS UNDER SECTION 4

Title, Identifying Number, and/or Brief Description

____________ No inventions, improvements, or original works of authorship

___________________________ Additional sheets attached

Signature of Employee:

Print Name of Employee:

Date:

Exhibit B

CALIFORNIA LABOR CODE SECTION 2870 NOTICE:

California Labor Code section 2870 provides as follows:

Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either: (1) relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or (2) result from any work performed by the employee for the employer. To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under California Labor Code Section 2870(a), the provision is against the public policy of this state and is unenforceable.

Exhibit C
State Specific Limitations

The following shall apply to modify provisions of this Agreement, where applicable, based upon the controlling law in the state where I (Employee) primarily resided when last employed by the Company:
California:
If California law controls, the non-solicitation restrictions in Paragraph 15 shall not apply after my employment with the Company ends. However, any conduct relating to the solicitation of the Company’s customers or employees that involves the misappropriation of the Company’s trade secret information, such as its protected customer information, will remain prohibited conduct at all times.
Colorado:
If Colorado law controls, and I am not an officer, executive or management employee, or an employee who constitutes professional staff to executive and management personnel (within the meaning of § 8-2-113(2)(d) of Colorado Revised Statutes § 8-2-113), then for so long as Colorado law controls: (a) the terms “customer” and “client” in Paragraph 15 cover only those clients with respect to which I received or developed trade-secret information during the Look Back Period; and (b) I agree the customer non-solicit obligation in Paragraph 15 is reasonable and necessary for the protection of trade secrets within the meaning of § 8-2-113(2)(b).
Georgia:
If Georgia law controls, then: the definition of Proprietary Information will be understood to exclude information voluntarily disclosed to the public by the Company (excluding unauthorized disclosures by me or others), information that is the result of independent development by others, and information that is otherwise available in the public domain through lawful means. Nothing in this Agreement, including the definition of Proprietary Information, limits or alters the definition of what constitutes a trade secret under any federal or state law designed to protect trade secrets.
Illinois:
If I live or primarily work in Illinois, then the following applies to me: (a) the customer and employee non-solicitation restrictions in Paragraph 15 only apply if I earn more than $45,000 annually (“Non-Solicit Earnings Threshold”) (with the Non-Solicit Earnings Threshold increasing by $2,500 every five years from January 1, 2027 through January 1, 2037); (b) I further agree that if, at the time I sign the Agreement, my earnings do not meet the Non-Solicit Earnings Threshold, then the customer and employee non-solicitation provisions in Paragraph 15 will automatically become enforceable against me if and when I begin earning an amount equal to or greater than the Non-Solicit Earnings Threshold; (c) I acknowledge I received a copy of this Agreement with at least 14 calendar days to consider and review it before signing it; and (d) I am instructed to consult with an attorney prior to signing this Agreement and I was provided with the opportunity to do so. I further understand that as independent and adequate consideration for the non-solicitation obligations in Paragraph 15, and contingent upon my signing this Agreement, the non-solicitation obligations in Paragraph 15 will not be or become applicable unless or until I have, after signing this Agreement, either (i) been employed with the Company for two (2) years, (ii) received long term incentive plan benefits with a value exceeding $1,000, or (iii) received $1,000 (less taxes and withholdings) as additional special consideration, which shall supplement and not replace or eliminate the value and sufficiency of the remaining professional and financial benefits of my position.
Nevada:
If Nevada law controls, then: Paragraph 15 does not preclude me from providing services to any former customer or client of the Company if: (i) I did not solicit the former customer or client; (ii) the customer or client voluntarily chose to leave and seek services from me; and (iii) I am otherwise complying with the limitations in this Agreement as to time and scope of activity to be restrained.

EXHIBIT C
DISPUTE RESOLUTION AGREEMENT

UPWORK INC. EMPLOYEE DISPUTE RESOLUTION AGREEMENT
This Dispute Resolution Agreement (the “Agreement”) is made as of the date on the signature page (the “Effective Date”), by and between the undersigned employee (“Employee”) and Upwork Inc. (“Employer” or “Company”), collectively, the “Parties.”
This Agreement is a contract and covers important issues relating to the Employee’s rights, including the right to have disputes heard by a jury and the right to bring class actions. It is the Employee’s responsibility to read it and understand this Agreement. The Employee is free to seek assistance from independent advisors of the Employee’s choice or to refrain from doing so if that is the Employee’s choice.
1. How this Agreement Applies
This Agreement is governed by the Federal Arbitration Act, 9 U.S.C. § 1 et seq. and applies to any dispute arising out of or related to Employee’s employment with Employer or one of its affiliates, subsidiaries or parent companies or the termination of employment, and survives after the employment relationship terminates. The Parties to this Agreement mutually agree to arbitrate any and all disputes, claims, or controversies they may have against each other, including their current and former agents, owners, officers, directors, or employees, which arise from or relate to the employment relationship between Employee and Employer or the termination thereof (collectively, “Claims”). The Parties agree to binding arbitration of all Claims, which will be administered by JAMS, Inc. (“JAMS”).
Except as it otherwise provides, the Agreement covers all Claims, regardless of when they arose, including by way of illustration and not limitation: disputes regarding the employment relationship, trade secrets, unfair competition, compensation, wages and compensation, breaks and rest periods, termination, or harassment and claims arising under the Uniform Trade Secrets Act, Title VII of the Civil Rights Act, the California Fair Employment & Housing Act, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Employment Retirement Income Security Act, Family Medical Leave Act, Fair Labor Standards Act, Employee Retirement Income Security Act, Genetic Information Non- Discrimination Act, and state statutes, if any, addressing the same or similar subject matters, and all other state statutory and common law claims, such as breach of employment contract or the implied covenant of good faith and fair dealing, wrongful discharge, or tortious conduct (whether intentional or negligent) including defamation, misrepresentation, fraud, infliction of emotional distress.
The Parties understand and agree that they are waiving their right to bring Claims to court, including the right to a jury trial. Nothing contained in this Agreement shall be construed to prevent or excuse the Employee from utilizing the Company’s existing internal procedures for resolution of complaints, and this Agreement is not intended to be a substitute for the utilization of such procedures.
Except as it otherwise provides, this Agreement is intended to apply to the resolution of any dispute between the Parties that otherwise would be resolved in a court of law or before a forum other than arbitration. This Agreement requires all such disputes to be resolved only by an arbitrator through final and binding arbitration and not by way of court or jury trial. The Parties intend disputes arising out of or relating to the interpretation, application, enforceability, revocability or validity of the Agreement or any portion of the Agreement to be resolved in binding arbitration. However, the preceding sentence does not apply to claims under the Ending Forced Arbitration of Sexual Assault and Sexual Harassment Act, and it does not apply to the Class and Collective Action Waivers or California Private Attorneys General Act Individual Action Requirement as each is described below. Notwithstanding any other language in this Agreement and/or any rules or procedures that might otherwise apply by virtue of this Agreement (including without limitation the JAMS Rules discussed below) or any amendments and/or modifications to those rules, any disputes concerning the Ending Forced Arbitration of Sexual Assault and Sexual Harassment Act and/or the validity of the Class and Collective Action Waivers or the California Private Attorneys General Act Individual Action Requirement will be determined only by a court of competent jurisdiction and not by an arbitrator.
2. Limitations on how this Agreement Applies
This Agreement does not apply to: 1) claims for workers’ compensation, state disability insurance or unemployment insurance benefits; and 2) disputes that an applicable federal statute expressly states cannot be arbitrated or subject to a pre-dispute arbitration agreement.
Regardless of any other terms of this Agreement, claims may be brought before and remedies awarded by an administrative agency if applicable law permits access to such an agency notwithstanding the existence of an agreement to arbitrate. Such administrative claims include, without limitation, claims or charges brought before the Equal Employment Opportunity Commission (www.eeoc.gov), the U.S. Department of Labor (www.dol.gov), the National Labor Relations Board (www.nlrb.gov), or the Office of Federal Contract Compliance Programs (www.dol.gov/esa/ofccp). Nothing in this Agreement shall be deemed to preclude or excuse a Party from bringing an administrative claim before any agency in order to fulfill the Party’s obligation to exhaust administrative remedies before making a claim in arbitration.
A Party may apply to a court of competent jurisdiction for temporary or preliminary injunctive relief in connection with an arbitrable controversy in accordance with applicable law, and any such application shall not be deemed a waiver of this Agreement to arbitrate. The court to which the application is made is authorized to consider the merits of the arbitrable controversy to the extent it deems necessary in making its ruling, but only to the extent permitted by applicable law. All determinations of final relief, however, will be decided in arbitration.
Disputes that may not be subject to a predispute arbitration agreement as provided by the Dodd-Frank Wall Street Reform and Consumer Protection Act (Public Law 111-203) or the Ending Forced Arbitration of Sexual Assault and Sexual Harassment Act are excluded from the coverage of this Agreement.
3. Starting the Arbitration
The Party bringing the Claim must demand arbitration in writing stating the nature of the Claim and the relief sought, and deliver the written demand by hand or first class mail to the other Party within the applicable statute of limitations period. Any demand by the Company will be provided to the Employee’s last known address. Any demand for arbitration made to the Company must be provided to the attention of the Company’s Legal Department at 441 Logue Ave, Mountain View, CA 94043. The arbitrator shall resolve all disputes regarding the timeliness or propriety of the demand for arbitration.
4. Selecting the Arbitrator
The Arbitrator shall be selected by mutual agreement of the Company and the Employee. If for any reason the Parties cannot agree to an Arbitrator, JAMS shall send the Parties a list of at least five (5) Arbitrator candidates and provide each Party with a brief description of the background and experience of each Arbitrator candidate. Within seven (7) calendar days of service of the list of names, each Party may strike two (2) names, and shall rank the remaining Arbitrator candidates in order of preference. The remaining Arbitrator candidate with the highest composite ranking shall be appointed the Arbitrator. If this process does not yield an Arbitrator, the Parties agree to allow JAMS to designate the Arbitrator, who shall act under this Agreement with the same force and effect as if the Parties had selected the Arbitrator by mutual agreement.
5. How Arbitration Proceedings Are Conducted
The Parties agree to binding arbitration administered by JAMS under its Employment Arbitration Rules and Procedures (“JAMS Rules”) then in effect, except as such rules are explicitly amended by this Agreement. The JAMS Rules may be found at www.jamsadr.com or by searching online for “JAMS Employment Arbitration Rules.” If you have difficulty finding the JAMS Rules or would like a copy of the current JAMS Rules emailed to you before you sign this Agreement or at any time, you can request the rules from HR@upwork.com or Legal@upwork.com. You will not be retaliated against for requesting the JAMS Rules.
If for any reason JAMS will not administer the arbitration, either Party may apply to a court of competent jurisdiction with authority over the location where the arbitration will be conducted for appointment of a neutral Arbitrator, which shall apply the current JAMS Rules to the arbitration.
Notwithstanding any other provision of the JAMS Rules, the Parties will have the right to conduct adequate civil discovery, take depositions, bring dispositive motions, and present witnesses and evidence as needed to present their cases and defenses, and any disputes in this regard shall be resolved by the Arbitrator.
6. Location of the Arbitration Proceeding; Virtual Attendance
The location of the arbitration proceeding shall be no more than forty-five (45) miles from the place where the Employee last worked for the Company, unless each Party to the arbitration agrees in writing otherwise.
Either Party may attend the arbitration by video conference or, if video conference is unavailable, by phone or other remote means.
7. Class and Collective Action Waivers
The Company and the Employee agree to bring any claim on an individual basis and not as a class or collective action. Accordingly,
(a) There will be no right or authority for any dispute to be brought, heard or arbitrated as a class action and the Arbitrator will have no authority to hear or preside over any such claim (“Class Action Waiver”). The Class Action Waiver shall be severable from this Agreement if there is a final judicial determination that the Class Action Waiver is invalid, unenforceable, unconscionable, void or voidable. In such instances, the class action must be litigated in a civil court of competent jurisdiction – not in arbitration.
(b) There will be no right or authority for any dispute to be brought, heard or arbitrated as a collective action and the Arbitrator will have no authority to hear or preside over any such claim (“Collective Action Waiver”). The Collective Action Waiver shall be severable from this Agreement if there is a final judicial determination that the Collective Action Waiver is invalid, unenforceable, unconscionable, void or voidable. In such instances, the collective action must be litigated in a civil court of competent jurisdiction – not in arbitration.
8. California Private Attorneys General Act (“PAGA”) Individual Action Requirement

The Company and the Employee agree to arbitrate PAGA claims on an individual basis only. Therefore, any claim by the Employee under PAGA to recover statutory penalties, or any other individual relief must be arbitrated under this Agreement. The Arbitrator is without authority to preside over any PAGA claim by the Employee on behalf of any other person or joined by or consolidated with another person’s PAGA claim. This PAGA Individual Action Requirement clause will be severable from this Agreement if there is a final judicial determination that it is invalid, unenforceable, unconscionable, void or voidable. In such case, the PAGA action must be litigated in a civil court of competent jurisdiction—not in arbitration—but the portion of the PAGA Individual Action Requirement that is enforceable will be enforced in arbitration.
9. Arbitration Fees
The Parties shall follow the JAMS Rules applicable to arbitration fees, and each Party will pay the fees for his, her or its own attorneys, and related costs, subject to any remedies to which that Party may later be entitled under applicable law. However, whenever required by law, the Company will pay the Arbitrator’s and arbitration fees and regardless of applicable law, in no event will the Employee’s portion of the Arbitrator’s and arbitration fees exceed the amount the Employee would have paid to institute a civil proceeding in the location in which the arbitration will proceed. The Arbitrator will resolve any dispute concerning allocation of the Arbitrator’s or arbitration fees.
10. The Arbitration Hearing and Award
The Parties will arbitrate their dispute before the Arbitrator, who shall confer with the Parties regarding the conduct of the hearing and resolve any disputes the Parties may have in that regard. Within thirty (30) days of the close of the arbitration hearing, any Party will have the right to prepare, serve on the other Party and file with the Arbitrator a brief. The Arbitrator may award any Party any remedy to which that Party is entitled under applicable law, but such remedies shall be limited to those that would be available to a Party in his or her individual capacity in a court of law for the claims presented to and decided by the Arbitrator, and no remedies that otherwise would be available to an individual in a court of law will be forfeited by virtue of this Agreement. The Arbitrator will issue a decision or award in writing, stating the essential findings of fact and conclusions of law. Except to enforce the award or as may be permitted or required by law, as determined by the Arbitrator, neither a Party nor an Arbitrator may disclose the existence, content, or results of any arbitration hereunder without the prior written consent of all Parties. A court of competent jurisdiction shall have the authority to enter a judgment upon the award made pursuant to the arbitration.
11. Non-Retaliation
It is against Company policy for any employee to be subject to retaliation if he or she exercises his or her right to assert claims under this Agreement. If any employee believes that he or she has been retaliated against by anyone at the Company, the employee should immediately report this to Human Resources.
12. Enforcement of this Agreement
This Agreement is the full and complete agreement relating to the formal resolution of employment-related disputes. This Agreement is the full and complete agreement about arbitration of disputes covered by this Agreement and replaces prior agreements regarding the arbitration of disputes. Any contractual disclaimers the Company has in any handbooks, other agreements, or policies do not apply to this Agreement. This Agreement will survive the termination of the Employee’s employment and the expiration of any benefit, and it will continue to apply upon the Employee’s transfer to any parent, subsidiary or affiliate of the Company or re-

employment by the Company if the Employee’s employment is ended but later renewed. In the event any portion of this Agreement is deemed unenforceable, the remainder of this Agreement will be enforceable.

[Signatures on following page.]

By signing below, I acknowledge and agree that I have carefully reviewed this Agreement and understand and agree to its terms:

EMPLOYEE ____________________________________ Employee Name (Printed) ____________________________________ Employee Signature ____________________________________ Date	UPWORK INC. ____________________________________ By: Gil Lawson, VP of Talent Access